First Northern Community Bancorp Announces Stock Repurchase Program
For immediate release
Dixon, Calif., March 30, 2026 — First Northern Community Bancorp (OTCQX: FNRN), the parent company of First Northern Bank, today announced a stock repurchase program for the Company’s outstanding common stock.
Based on market conditions, share repurchases may be made from time to time in the open market or through privately negotiated transactions. The repurchase program will begin May 1, 2026, and will remain in effect until April 30, 2028, unless terminated earlier.
The program authorizes repurchases of up to 6% of First Northern Community Bancorp’s 16,409,660 outstanding shares of common stock as of March 26, 2026. This represents a total of 984,579 shares eligible for repurchase, which, based on the closing price of $15.85 per share on March 26, 2026, would equate to approximately $15.6 million in aggregate consideration if all eligible shares are repurchased.
The Board of Directors has determined that the maximum aggregate repurchase amount will not impair the capital of the Company. Any repurchases are expected to be conducted in accordance with the limitations, guidelines, and restrictions regarding timing, price, manner, and volume set forth in Rule 10b-18 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
“The authorization of this stock repurchase program reflects our continued commitment to disciplined capital management and maximizing long-term shareholder value,” said Jeremiah Smith, President and CEO of First Northern Community Bancorp. “We believe this program provides a prudent and flexible tool to enhance returns for our shareholders while maintaining the strong capital position that supports our growth and service to the communities we serve.”
The stock repurchase program is intended to provide management with an effective capital management tool, increase return on equity for the Company’s existing shareholders, and enhance market liquidity for its outstanding common shares.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2025 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s strategic initiatives, and focus on growth, capital allocation and enhancing shareholder value, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.
Media Contact:
Mike Webber, Senior Vice President and Director of Marketing & Communications
(916) 570-1235
mwebber@thatsmybank.com